Multiband Announces Stock Buy Back Plan

June 4, 2012 MINNEAPOLIS -- Multiband Corporation, (NASDAQ:MBND), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU’s), today announced that that its board of directors has authorized a plan to repurchase up to two million of the Company’s outstanding common shares. Under the plan, the Company may repurchase shares on the open market in amounts and at times deemed appropriate by management and in accordance with Securities and Exchange Commission Rule 10b-18 and other pertinent rules and regulations. The share repurchase plan is effective on June 6, 2012 and will continue for a period of six months, subject to the Company's right to announce earlier termination or an extension of the plan. The Company's insiders will be prohibited from trading in Multiband stock throughout the duration of the plan.

Share repurchases will be funded by the Company's available working capital. The timing of any such repurchases under the plan will depend on price, market conditions and applicable regulatory requirements. As of March 31, 2012, Multiband Corporation had 21,797,410 common shares outstanding.

James L. Mandel, CEO of Multiband, commented, “We believe our shares remain undervalued and the Board of Directors believes purchasing our stock represents an excellent use of our cash.”

About Multiband Corporation

Multiband Corporation (Nasdaq: MBND) engages with a vast and growing array of technologies including renewable energy, wireless infrastructure, electrical power systems, digital signage, commercial audio/video solutions, hospitality IPTV and VOD systems. Multiband completes nearly 20% of all DIRECTV’s installations, maintenance and upgrades for residents of single-family homes. Multiband also supplies broadband cable and satellite internet solutions for homes and businesses across the nation. As the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), Multiband is a driven leader in a competitive industry. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic partnerships. Multiband focuses on providing world-class customer service and the highest level of performance for all partners and customers, from multinational corporations to individual families. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.